Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Marpai, Inc. on Amendment No. 7 to Form S-1 of our report dated March 18, 2021, except for Note 17, as to which the date is October 15, 2021, with respect to our audit of the consolidated financial statements of Marpai Health, Inc. and Subsidiary as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and for the period from February 14, 2019 (inception) to December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Melville, NY

October 22, 2021

An Independent Member of Urbach Hacker Young International